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                                        EXHIBIT 2



                        ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 9th day of April, 1999, by and between Norton Acquisition Corporation, a Minnesota corporation ("Buyer") and Norton Motors
International Inc., a Minnesota corporation ("Seller").

                               WITNESSETH:

     WHEREAS, Seller is developing a line-up of engines and motorcycles for manufacture and sale (the "Business");

     WHEREAS, Seller has acquired certain assets from Norton Motorcycles Limited pursuant to the Asset Purchase Agreement dated March 11, 1998 (the "Norton Agreement") which has enabled it to develop the Business; and,

     WHEREAS, Buyer desires to acquire from Seller the Business and substantially all of Seller's assets (including those acquired through the Norton Agreement) used in the Business on a going concern basis and Seller desires to sell the Business and such assets on a going concern basis in the manner and upon the terms and conditions stated herein.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged and accepted, Seller and Buyer, intending to be legally bound, hereby agree as follows:

                                ARTICLE 1
                       SALE AND PURCHASE OF ASSETS

     1.1 Assets To Be Purchased By Buyer. Subject to the terms and conditions set forth herein, Seller agrees to sell, transfer, convey and assign to Buyer, and Buyer agrees to purchase and acquire from Seller all of Seller's assets of any kind or type whatsoever, including, but not limited to, the assets listed on Exhibits 1.1 and 1.1(B) attached hereto (the "Purchased Assets").


     1.2  Excluded Assets. Notwithstanding anything to the contrary in
          Section 1.1, the Purchased Assets shall not include any of the assets expressly listed on Exhibit 1.2 attached hereto (the "Excluded Assets").


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                                ARTICLE 2
                        ASSUMPTION OF LIABILITIES

     2.1 Assumed Liabilities. At the Closing, Buyer shall assume and agree to discharge and perform when due, the following expressly identified liabilities and obligations of Seller ( the "Assumed Liabilities"):

          2.1.1 Such pending purchase orders issued by Seller relating to the Business as Buyer shall, in its sole discretion, agree to assume. Buyer shall have ninety (90) days from Closing in which to assume or reject any such pending purchase orders. In connection with any such purchase orders, Seller assigns to Buyer any rights of Seller with respect to any prepaid deposits previously paid by third parties for the benefit of Seller.

          2.1.2 Such Seller's Trade Accounts Payable for suppliers and developers set forth on Exhibit 2.1.2 attached hereto, as Buyer assumes in writing, in its sole discretion, on or before the 90th day following the Closing Date ("Trade Accounts Payable").

          2.1.3 The liability and principal balance of the secured loans to Donald F. Shiff, Joseph Novogratz, Global Coin Corporation ("Global") and Cataract N.V. ("Cataract") (including, without limitation, the registered or unregistered mortgage of Global and Cataract covering the Norton Factory (on Lynn Lane in Shenstone, Staffordshire, England) that Buyer shall assume as of the Closing Date in the amounts and pursuant to the terms specifically identified on Exhibit 2.1.3 ("Secured Liability").This amount includes any unpaid interest amounts owing on such debt prior to the Closing Date, which Buyer shall assume and pay. If at Closing said mortgage has not yet been registered, then said mortgage shall be reissued by the Buyer and registered. Buyer may in such regard take the benefit of any funds which were to be used to pay any stamp duty taxes on said mortgage.

          2.1.4 Certain additional obligations arising from the Norton Agreement as the same are listed on Exhibit 2.1.4 attached hereto.

     2.2  Excluded Liabilities. Except as specifically set forth in Section
          2.1 above, Buyer is not assuming any other liability or obligation of Seller whatsoever, whether or not any such liability or obligation pertains to the Business or the Purchased Assets, including any such liability or obligation arising under any contract of Seller (all such liabilities and obligations not specifically assumed by Buyer pursuant to the Agreement shall be the "Excluded Liabilities"). Without limiting the foregoing and notwithstanding the provisions of Section 2.1, Buyer is expressly not assuming the following liabilities:


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          2.2.1  Any liabilities of Seller for taxes, including without limitation income, FICA, sales, use, franchise, excise and transfer taxes.

          2.2.2 Any liabilities and obligations of Seller under any contracts, agreements, leases, licenses, instruments, commitments, arrangements or undertakings of any kind, including, but not limited to, trade payable liabilities of any kind whatsoever, except those liabilities and obligations specifically set forth in
                 Section 2.1.

          2.2.3 Any liability or obligation of Seller for warranty claims with respect to products sold or services rendered by Seller prior to the Closing Date.

          2.2.4 Any indebtedness of Seller to banks, other financial institutions or with respect to borrowed money, except those specific liabilities set forth and expressly assumed in Section 2.1.

          2.2.5 Any liabilities to or with respect to former employees of Seller whether or not hired by Buyer, relating to any period prior to the Closing Date (including without limitation any liabilities to employees or plans with respect to post-retirement health benefits or pensions), and any liabilities with respect to any other employees or former employees of Seller (including without limitation any severance or COBRA liabilities or any liabilities to employees or plans with respect to post-retirement health benefits or pensions).

          2.2.6 Any claims against or liabilities of Seller for injury to or death of persons or damage to or destruction of property arising out of acts occurring, products sold or services rendered prior to the Closing Date.

          2.2.7 Any liabilities arising out of or in connection with any violation of any federal, state or local government statute or rule, regulation or directive, or arising out of any release or disposal of any hazardous or toxic substance, including without limitation a "hazardous substance" as defined in 42 U.S.C.
                 9601(14) and oil, gasoline and other petroleum-based substances, which violation, release or disposal occurred prior to the Closing Date.

          2.2.8 Any liabilities for legal, accounting, audit and other professional fees incurred by Seller with respect to the preparation and negotiation of this Agreement or any document or other agreement related thereto.

          2.2.9 Any liability to, or on account of, any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any employee, including, but not limited to any health and medical, sick pay, severance, long term disability, pension, retirement, savings, Section 401(k), stock option and/or deferred compensation plan or arrangement, whether written or oral and whether "qualified" or "non-qualified" under


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                 the Internal Revenue Code of 1986, as amended, or to
                 any employee as a result of or following upon the consummation of the transactions contemplated herein.

          2.2.10 Any liabilities of Seller to the extent that their existence or magnitude constitutes or results in a breach of a representation, warranty or covenant of Seller in this Agreement.


                                ARTICLE 3
                             PURCHASE PRICE

     3.1 Purchase Price: Time of Payment. In addition to assumption of the Assumed Liabilities, as expressly stated herein, the Buyer shall provide the following consideration to Seller:

          a) Cash Payment. A cash payment at Closing of twenty-five thousand dollars ($25,000);
          b) Stock of Buyer. Buyer shall cause to be issued in the name of the Seller, Six Million (6,000,000) restricted shares of its common stock on the Closing Date pursuant to the terms of the Subscription Agreement attached hereto as Exhibit 3.1(the "Securities"). The Securities shall be issued pursuant to applicable state and federal securities laws exemptions and shall contain an appropriate legend restricting their transferability.
          c) Merger of Buyer into Public Shell. Within forty-five (45) days after the Closing, Buyer agrees to either merge into, or become a wholly owned subsidiary of (the "Merger"), Hallmark Properties, Inc. a Colorado public shell corporation ("Hallmark"). Buyer further agrees that, as a result of a reverse split or other adjustment, Seller will, immediately after the Merger, own 6/7ths or 85.71% of the then issued and outstanding shares of stock in Hallmark. Nothing herein shall prohibit Hallmark from thereafter issuing additional shares of its stock for fair consideration pursuant to a subsequent registered or exempt offering. Buyer agrees that Buyer's failure to comply with the terms of this section 3.1(c) shall be deemed a material default and Seller shall have the immediate right to declare this Agreement null and void with full right to rescind the transfers of the Purchased Assets made hereunder.

     3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets ( including the liabilities assumed) either in the manner set forth on the attached Exhibit 3.2 (or as approved in writing by the parties hereto at or after Closing) for all purposes and each of the parties shall file with the Internal Revenue Service Form 8594 on a basis consistent therewith.

     3.3 Further Assurances. Each of the parties hereto, before, at and after the Closing, upon the request from time to time of any other party hereto and without further consideration, shall do each and every act and thing as may be necessary or reasonably desirable to


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          consummate the transactions contemplated hereby and to effect an orderly transfer to Buyer of the Purchased Assets.


                                ARTICLE 4
                                 CLOSING

     4.1 Binding Nature of Agreement. The sale contemplated by this Agreement shall be a legally binding obligation of the parties hereto upon execution thereof by officers of the respective parties, subject only to rescission by the affirmative vote of a majority of the shareholders of Seller. The Seller hereby agrees and warrants to deliver, on or before Closing, either by irrevocable proxy or vote at a duly called and noticed shareholder meeting, the affirmative vote of at least a majority of the shareholders of the Seller approving the sale contemplated by this Agreement.

     4.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Duckson & Carlson, LLC, 10 South Fifth Street, Suite 300, Minneapolis, Minnesota 55402, on April 16, 1999 at 2:00 p.m. or at such other place or on such other date which the parties may mutually agree in writing ("Closing Date"). All transfers and other proceedings required to be made or taken at the Closing shall be deemed to have taken place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. Legal title, equitable title and risk of loss with respect to the Purchased Assets shall be deemed to have passed to Buyer on transfer of such Purchased Assets on Closing.

     4.3 Seller's Deliveries At Closing. At the Closing, Seller shall deliver to Buyer the following:

               (a) A release of each existing security interest of record relating to the Purchased Assets, which is not expressly assumed by Buyer;

               (b) Any Bill of Sale document reasonably requested by the Buyer evidencing the transfer of any tangible assets transferred hereby and such deeds (together with affidavits of title), assignments, certificates of title, and other instruments of conveyance as Buyer shall reasonably require to convey to Buyer the Purchased Assets, including, without limitation, assignments of any Proprietary Rights included in the Purchased Assets;

               (c) A fully executed Subscription Agreement in the form attached hereto as Exhibit 3.1;

               (d) Any consents from third parties, including but not limited to, secured parties listed on Exhibit 2.1.3 required to


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                    permit Buyer to obtain the benefits of all the Purchased
                    Assets under the same terms and conditions as are applicable to Seller and to prevent a breach of any agreement or security interest relating to the Purchased Assets. In addition, Seller shall deliver to Buyer, from time to time, such documentation as Buyer may reasonably request to assure Buyer the benefit of any of the Purchased Assets for which consents were not required;

               (e) A certificate executed by the CEO or Secretary of Seller, in form satisfactory to Buyer and the Buyer's counsel, setting forth the resolutions adopted by the Board of Directors and shareholders of Seller authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

               (f) The books and records of the Business, which may be delivered by Seller at an alternative location to the location of the Closing upon the written agreement of Seller and Buyer;

               (g) All other documents, instruments and writings required by this Agreement or reasonably requested by Buyer to be delivered at Closing; and,

Seller further agrees, before, at and after the closing upon reasonable request by Buyer, and without additional consideration, to execute any additional documentation reasonably necessary to transfer the Purchased Assets to Buyer.

     4.4 Buyer's Deliveries At Closing. At the Closing, Buyer shall deliver to Seller the following:

               (a) One or more stock certificates duly approved and executed by authorized representatives of the Buyer evidencing the shares of Buyer to be delivered pursuant to Section 3.1 hereof; and,

               (b) A certificate from the Secretary of Buyer, in a form reasonably satisfactory to Seller and Seller's counsel, setting forth the resolutions adopted by the Board of Directors of Buyer authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby.


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                                ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Closing Date as follows:

     5.1 Organization: Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has full corporate power and authority to carry on the Business as it is now being conducted and to own, license, lease and operate the Purchased Assets.

     5.2 Due Authorization and Execution: Effect of Agreement. The Board of Directors and shareholders of Seller have taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby and no other corporate action is necessary to authorize the execution and delivery hereof or the consummation of the transactions contemplated hereby.

     5.3 Litigation Involving Seller. Except as disclosed in Exhibit 5.3, and except as qualified by Section 5.6 below, there is no action, suit, proceeding or investigation pending (including, without limitation, any action, suit, proceeding or investigation with respect to any federal, state or local laws, rules or regulations), or to Seller's knowledge, threatened against or detrimentally affecting Seller, or any of the Purchased Assets which could materially and adversely affect the Business or any of the Purchased Assets and no governmental entity has served upon Seller any notice claiming any violation of any statute, ordinance, or regulation or noting the need for any repair or remediation with respect to the Purchased Assets, requesting data or access, requiring testing or other investigation relating to environmental conditions or requiring any change in the Purchased Assets or in Seller's means or method of conducting the Business.

     5.4 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery or performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

     5.5 Financial Information. Seller has furnished Buyer with true and complete copies of Seller's financial statements and other financial information with respect to the Business for the periods ending prior to the date hereof (the "Financial Statements"). The Financial Statements are preliminary and unaudited but otherwise present fairly, in all material respects, the financial position of the Seller and the results of its operations as of the respective dates and periods thereof in conformity with generally accepted accounting principles ("GAAP"). Seller has no liabilities or obligations with respect to the Business of any nature (absolute, accrued, contingent or otherwise) which are not reflected or reserved against on the


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          Financial Statements, except as referred to herein or for commercial liability and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof.

     5.6 Disclosure of Defaults. Seller has disclosed that it is in default under various contracts or with respect to various creditors. Notwithstanding the above, there are no undisclosed pending foreclosure actions involving the Purchased Assets and since at least April 1, 1998 Seller has not sold any material assets of the Business, except in the ordinary course of its business.

     5.7 Compliance with Applicable Laws. To the best of its knowledge, Seller is in compliance with all federal, state and local and foreign laws, statutes, rules and regulations applicable to Seller, the Business and the Purchased Assets. Except as disclosed in writing in an exhibit attached to this agreement, Seller has, to the best of its knowledge, conducted the Business in compliance with all federal, state, local and foreign laws, statutes, rules and regulations applicable to Seller, the Business and the Purchased Assets.

     5.8 Title to Purchased Assets. Seller has (or, as of the Closing, will have) or is entitled to good and marketable title to the Purchased Assets free and clear of all liens, security interests, mortgages, pledges or other encumbrances other than the Assumed Liabilities expressly assumed by Buyer hereunder.

     5.9 Use and Condition of Property. To the best of Seller's knowledge, the tangible Purchased Assets are in operating condition and repair, ordinary wear excepted, are fit and usable for the purposes for which they are being used, conform to all applicable laws and regulations and no notice of any violation of any law, statute, ordinary or regulation relating to any such property or assets has been received by Seller. Provided, however, that those Purchased Assets under development or construction are in various stages of development or completion.

     5.10 Accounts Receivable. The Account Receivables reflected on the Financial Statements and all the Accounts Receivable arising after such dates are valid and genuine and arose from bona fide transactions in the ordinary course of the Business and have been recorded in accordance with GAAP. No Accounts Receivable included in the Purchased Assets have been assigned or pledged to any third party (except for such security interests of which shall be expressly assumed by Buyer at Closing pursuant to the terms hereof) and the account obligors have not asserted a defense or setoff to any such Account Receivable included in the Purchased Assets.

     5.11 Intellectual Property Rights. Seller owns those Proprietary Rights used in the Business and as set forth in the Exhibit
          5.11 and as otherwise disclosed herein. Except as otherwise disclosed in writing by Seller, the Proprietary Rights of Seller are not subject to any outstanding orders, decrees, judgments stipulations, claims or settlements nor is any item of such Proprietary Rights subject to any mortgage, license,


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          option, lease, covenant, condition, agreement, lien, security interest, adverse claim, restriction, charge or encumbrance except the Assumed Liabilities, the potential solicitor's lien of the law firm of Shapiro & Cohen and claims brought by Al Melling, Melling Design Consultancy or MCD Limited. Furthermore, there are no pending or threatened claims, proceedings or lawsuits relating to, affecting or otherwise impairing the Seller's rights in the Proprietary Rights. Notwithstanding the above, Buyer acknowledges that various trademark applications may be subject to government and/or public inquiries and oppositions.

          To the Seller's knowledge, there are no facts that would be detrimental to the ownership, use or validity of any of the Proprietary Rights. On or after the execution of this Agreement, there will be no licenses or rights granted to any other person or entity with respect to any such Proprietary Rights except for any rights of Heidelberg Typing and Desktop Publishing under its agreement with Seller dated December 1, 1998.

           Further, Seller is not, to the best of its knowledge, infringing upon or violating any intellectual property rights of any other person or entity in the conduct of the Business.

     5.12 Taxes. Seller has filed, or will file before Closing, in proper form all federal, state, local and foreign tax returns required to be filed prior to the date hereof which relate to the Purchased Assets or to the Business.

     5.13 No Liability For Employee Benefits. Buyer will incur no liability to, or on account of any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any employee.

     5.14 Permits, etc. All permits, licenses, registrations and approvals of and from all governmental authorities necessary for the operation by Seller of the Business and the Purchased Assets, if any, and are in full force and effect, and are readily transferable to Buyer without the consent of any such governmental authority or other third party.

     5.15 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder's commission, fee or similar compensation.

     5.17 Investment Intent. The Seller intends to acquire and hold the shares of stock issued hereunder (the "Securities") for its own account and for investment purposes only, and not with a view to, or for resale in connection with, the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act The Seller recognizes (i) that an investment in the securities involves a high degree of risk, and that


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          such risks may result in the loss of the total amount of this investment; (ii) that the purchase of the Securities is a long-term investment; (iii) that transferability and sale of the Securities is restricted in many ways; (iv) that the Buyer makes no representations whatsoever concerning the present or prospective value of the Securities; and (v) that in the event of disposition of the Securities, the undersigned could sustain a total loss of its investment.

          The Seller acknowledges that the Securities have not been registered under the Act and that the Securities may not be sold, assigned or otherwise transferred (i) except pursuant to an effective registration statement under the Act and applicable State securities laws or (ii) unless the Seller supplies the Buyer with an opinion of an attorney of the undersigned's choosing to the effect that the proposed sale, assignment or other transfer is exempt from registration under applicable federal and state securities laws. As a result thereof, the Seller may be required to hold the Securities for an indefinite period of time.

          The Seller acknowledges that its agents and advisors have been afforded the opportunity to examine all books, records, agreements and other documents relevant to the Buyer and these Securities and that it has been given an opportunity to ask questions and receive answers from duly designated representatives of the Buyer concerning its investment in the Securities.

                                ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

     6.1 Organization: Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     6.2 Due Authorization and Execution: Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation of Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

     6.3 Consents. No consent, approval or authorization of exemption by, or filing with, any governmental or regulatory authority or any other third party is required in connection with the execution, delivery or performance by Buyer of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which: (a) have been, or by the Closing Date will be, obtained; and (b) Seller is required to obtain or make.


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     6.4  Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder's commission, fee or similar compensation.



                                ARTICLE 7
                CONDITION PRECEDENT TO BUYER'S PERFORMANCE

The obligations of Buyer are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

     7.1 Accuracy of Representations and Warranties. All representations and warranties by the Seller in this Agreement shall be true and correct on and as of the Closing Date.

     7.2 Seller's Compliance. Seller shall have performed, satisfied and complied with all covenants, assignments, agreements and conditions required by this Agreement to be performed or complied with by Seller.


                                ARTICLE 8
               CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing Date of the following conditions.


     8.1 Accuracy of Representations and Warranties. All representations and warranties by the Buyer in this Agreement shall be true on and as of the Closing Date.

     8.2 Compliance by Buyer. The Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Buyer.


                                ARTICLE 9
                             INDEMNIFICATION


     9.1 Indemnification by Seller. Seller hereby agrees to indemnify and hold the Buyer, its affiliates, and its employees, officers, directors and agents harmless from, against and in respect of (and shall on demand reimburse the Buyer for) any and all losses, liabilities,


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          damages, claims, costs and expenses (whether or not arising out of third party claims, including without limitation interest, penalties and reasonable attorneys' fees) sustained or incurred by the Buyer in connection with or arising out of:

               (a) any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein; or,
               (b) any liabilities or obligations of Seller not specifically assumed by the Buyer pursuant to the terms of this Agreement.

     9.2 Indemnification by the Buyer. The Buyer shall indemnify and hold Seller harmless from and against any and all liabilities incurred in connection with or arising out of any untrue representation, breach of warranty or nonfulfillment of any covenant by the Buyer contained herein.

                                ARTICLE 10
                 TRANSFER OF INTELLECTUAL PROPERTY RIGHTS

Notwithstanding other obligations of the parties hereunder the parties expressly agree as follows:

     10.1 Change of Corporate Name.  Immediately after the Closing, the
          Seller shall take such action as may be required to change its corporate name to one that will not include the name "Norton" (or other trademark transferred hereby) or otherwise imply a relationship or sponsorship of Buyer. Immediately after the Closing Buyer shall forthwith be entitled to change its corporate name to Norton Motors, Inc. or such other name it shall in its sole discretion choose, including, but not limited to any name incorporating the name "Norton" (or other trademark transferred hereby.)

     10.2 Transfer of Trademarks and other Intellectual Property Rights. Contemporaneously with the Closing or thereafter, at the request of Buyer and without additional consideration therefore, Seller shall sign all documents necessary to transfer all trademark rights owned by Seller to the Norton name as well as all other intellectual property rights transferred hereunder.


                               ARTICLE 11
                          DEFAULTS AND REMEDIES

     11.1 Event of Default. Any of the following events shall constitute an "Event of Default" under this Agreement:

               (a) The Buyer shall not pay when due the monetary consideration or issue the stock as required by Article 3.1 of this Agreement;
               (b) The Seller shall fail to take any action required hereunder to transfer any of the Purchased Assets to Buyer; or,


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
               (c) Any representation made by the Buyer or Seller in this Agreement or in any document made collateral to this Agreement shall prove to be untrue in any material respect or materially misleading at the time such representation or warranty was made.

     11.2 Notice of Default. Upon the occurrence of one of the defaults described in this Agreement, the non-breaching party shall give written notice to the other specifying:

               (a)  the default;
               (b)  the action required to cure the default;
               (c) if applicable, a date not less than thirty (30) days from the date the notice is mailed to the party in which such default must be cured; and
               (d) that failure to cure such default on or before the date specified in the notice shall result in the non-breaching exercising its remedies at law or as specified in this Agreement.

     11.3 Remedies. Upon the occurrence of an Event of Default, the non-breaching party, shall be entitled to bring an action for all remedies to which it might by law be entitled.

     11.4 Remedies Not Exclusive. No right or remedy by this Agreement or by any document or instrument delivered by a party hereto, shall be or is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy now or hereafter existing at law or in equity or by statute.

     11.5 Waiver; Forbearance. Except as the parties may hereafter otherwise agree in writing, no waiver by a party of any breach or default of the other party, of any of its obligations, agreements or covenants under this Agreement shall be deemed to be waiver of any subsequent breach of the same, or any other obligation, agreement or covenant under this Agreement, nor shall forbearance by a party to seek a remedy for such breach be deemed a waiver of its rights and remedies with respect to such breach, nor shall a party be deemed to have waived any of its rights and remedies unless it be in writing and executed with the same formality as this Agreement.


                               ARTICLE 12
                              MISCELLANEOUS

     12.1 Survival. The representations and warranties made in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith and the covenants and agreements contained herein to be performed or complied with at the Closing, prior to the Closing Date or in connection with the Closing shall survive the Closing and the purchase and sale of the Purchased Assets contemplated hereby.

     12.2 Entire Agreement: Amendment. This Agreement, including the Exhibits and other writing referred to herein or delivered pursuant to this Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and it supercedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     12.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the express prior written consent of the other party hereto. If this Agreement is assigned with such consent the terms and conditions hereof shall be binding upon and shall inure to the benefit of such assignee; provided, however, that no assignment of this Agreement or any of the rights or obligations hereof shall relieve any party of its obligations under this Agreement.

     12.4 Counterparts. This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original and all of which taken together shall constitute the same instrument.

     12.5 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     12.6 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provisions at any time in the future or a waiver of any other provision hereof.

     12.7 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by themselves or on their behalf in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of their own financial consultants, accountants and counsel.

     12.8 Notices. Any notice, request, instruction, consent or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, and shall be deemed given when postmarked and addressed as follows:

               If to Buyer:             Norton Acquisition Corporation ______
               B.A. Johnson__________          10 South Fifth Street

                                               Suite 300
                                               Minneapolis, MN 55402

               with a copy to:                 Duckson & Carlson, LLC
                                               10 South Fifth Street
                                               Suite 300
                                               Minneapolis, MN 55402
                                               Attention: Todd A. Duckson


               If to Seller:                   Norton Motors International Inc.
                                               14252 - 23rd Avenue North
                                               Plymouth, MN 55447-4910


               with a copy to:                 Norton Motors Department
                                               c/o Aquilini Investment Group
                                               ATTN : Myron Calof
                                               Standard Building-Main Level
                                               510 West Hastings
                                               Vancouver, BC V6B 1L8


          or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent for notices hereunder.

     12.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota.





     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


     Buyer:                        NORTON ACQUISITION CORPORATION
                                   ------------------------------

                            By:    /s/ B.A. Johnson

                           Its:    President

     Seller:                       NORTON MOTORS INTERNATIONAL INC.
                                   --------------------------------


                            By:    /s/ Mark Osterberg   /s/ Myron Calof

                           Its:    CFO and CEO

                             INDEX TO EXHIBITS



Exhibit 1.1              Purchased Assets

Exhibit 1.1(B)           Additional Transferred Rights

EXHIBIT 1.2              Excluded Assets

Exhibit 2.1.2            Trade Accounts Payable

Exhibit 2.1.3            Secured Liabilities

Exhibit 2.1.4            Liabilities Assumed from the Norton Agreement

Exhibit 3.1              Subscription Agreement

Exhibit 3.2              Allocation of Purchase Price

Exhibit 5.3              Litigation or Claims Involving Seller

Exhibit 5.11             Intellectual Property Rights


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